Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-290974

PROSPECTUS SUPPLEMENT NO. 5

(To the Prospectus dated November 10, 2025)

3,644,289 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated November 10, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-290974). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2026, which we have attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by the selling stockholders identified in the Prospectus of up to an aggregate of 3,644,289 shares of common stock, par value $0.001 per share (“Common Stock”), of Flux Power Holdings, Inc.

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On April 2, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $1.12 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2026

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada	001-31543	92-3550089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2685 S. Melrose Drive

Vista, CA 92081

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 877-505-3589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FLUX	The Nasdaq Global Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On March 31, 2026, Flux Power Holdings, Inc. (the “Company”) determined that the Company failed to comply with the minimum EBITDA financial covenant for the trailing three-month period ended March 31, 2026 under the Loan and Security Agreement, dated as of July 28, 2023 (as amended to date, the “Loan Agreement”), by and between the Company and Gibraltar Business Capital, LLC (“GBC”), which resulted in an “Event of Default” under the Loan Agreement. The Company is working with GBC to negotiate an amendment to the Loan Agreement or otherwise obtain a waiver from GBC. GBC has allowed the Company to continue to have access to its line of credit under the Loan Agreement while negotiations continue, however, GBC can choose to limit this access at any time until the Company can successfully negotiate an amendment to the Loan Agreement or obtain a waiver from GBC. While the Company has in the past successfully renegotiated the terms of the Loan Agreement, and is optimistic about its ability to do so again, there can be no assurances that the Company will be able to negotiate an amendment to the Loan Agreement or obtain a waiver from GBC on terms favorable to the Company or at all. In addition, upon the occurrence of an Event of Default under the Loan Agreement, GBC may, at its option, declare its commitments to the Company terminated and all obligations of the Company under the Loan Agreement immediately due and payable, all without demand, notice or further action of any kind required on the part of GBC, and/or exercise other remedies available to it, which include, among other things, its rights as a secured party under the Loan Agreement. As of March 31, 2026, the outstanding balance under the Loan Agreement was approximately $6.5 million.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” relating to the Company’s business, that are often identified using “believes”, “expects”, or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Accordingly, statements are not guarantees of future results. Some of the factors that could cause the Company’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to, risks and uncertainties related to the Company’s ability to negotiate an amendment to the Loan Agreement or obtain a waiver from GBC and the Company’s continued access to its line of credit under the Loan Agreement. Actual results could differ from those projected due to numerous factors and uncertainties. Although the Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, the Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and investors should refer to the risk factors outlined in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and the Company’s subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2026	Flux Power Holdings, Inc.

	By:	/s/ Kevin Royal
Kevin Royal
Chief Financial Officer